Exhibit 99.1

REDPOINT BIO REPORTS FOURTH QUARTER  AND YEAR-END 2007 RESULTS

Ewing, New Jersey, March 10, 2008 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing ingredients to improve the taste of pharmaceutical, food and beverage products, today announced financial and operational results for the fourth quarter and year ended December 31, 2007. Recent highlights included:

•                  The signing of a research and technology development agreement with The Coca-Cola Company, the world’s largest beverage company, to develop proprietary technology for use in non-alcoholic beverages;

•                  The appointment of Joseph A. Mollica, Ph.D. as Chairman of the Board; and

•                  Presentations at several key investor conferences.

For the quarter and year ended December 31, 2007, Redpoint recorded revenue of $0.8 million and $2.2 million, respectively, reflecting the commencement of the Company’s research and development collaboration with Givaudan, signed in March 2007, and the initiation of Redpoint’s research and technology development agreement with The Coca-Cola Company. For the quarter and year ended December 31, 2006, Redpoint did not generate any research or grant revenue.

Research and development expenses for the fourth quarter of 2007 were $1.7 million, compared to $0.9 million for the fourth quarter of 2006.  Research and development expenses for the year ended December 31, 2007 were $7.3 million, compared to $3.6 million for the year ended December 31, 2006. The increases were primarily attributable to higher costs associated with the Company’s increased effort in its bitter blocker and taste enhancer research programs.

Redpoint reported a net loss attributable to common stockholders for the fourth quarter of 2007 of $1.9 million, or $0.02 per share, compared to $2.0 million, or $0.44 per share, for the fourth quarter of 2006.

The net loss attributable to common stockholders for the year ended December 31, 2007 was $10.7 million, or $0.17 per share, compared to $8.0 million, or $1.81 per share, for the year ended December 31, 2006.

At December 31, 2007, Redpoint had approximately $22.7 million in cash, cash equivalents and marketable securities.

Ray Salemme, Ph.D., Chief Executive Officer of Redpoint, stated, “We believe our R&D collaborations reflect increasing industry recognition of the quality and commercial potential of Redpoint’s technology platform.  To leverage our capability in the food and beverage markets, we have entered into research and development agreements with Givaudan, the world’s leading company in the flavors and fragrances industry, and The Coca-Cola Company, the world’s largest beverage company. Earlier this year we also completed a private placement, through which we raised net proceeds of $28.6 million. Additionally, during 2007, we moved into a new, state-of-the-art, 18,500 square foot corporate facility in Ewing, New Jersey, and expanded our scientific and management teams with a number of key appointments.

“Following on our first food and beverage collaboration with Givaudan in March 2007, we were delighted to announce our second deal in this sector with Coca-Cola in December. Under terms of the one-year agreement, Coca-Cola has the exclusive right, until June 2008, to negotiate to extend and expand the collaboration into a broader, multi-year research, development and commercialization program. Our agreement with this world-class company is yet another endorsement of Redpoint’s technological expertise.”

Dr. Salemme continued, “During the fourth quarter of 2007, we were delighted to announce the appointment of Joseph A. Mollica, Ph.D. as Chairman of the Board of Directors.  Dr. Mollica was a major contributor to Redpoint as a member of our Development Advisory Board prior to his recent appointment, and continues to leverage his deep expertise for the continued growth of the Company in his new position.”

About Redpoint Bio

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying novel compounds that improve the taste of existing ingredients and enable the development of better-tasting and more healthful foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Eric Goldman (media): (917) 322-2563
shorvitz@redpointbio.com

(financial tables follow)

Selected Financial Information

Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007

Research and grant revenue	$—	$802	$—	$2,229

Operating expenses:	913	1,746	3,631	7,266

Research and development
General and administrative	732	1,284	2,811	4,511
Total operating expenses	1,645	3,030	6,442	11,777
Operating loss	(1,645)	(2,228)	(6,442)	(9,548)
Interest income	11	316	53	768
Interest expense	(494)	(19)	(929)	(1,696)
Loss before income taxes	(2,128)	(1,931)	(7,318)	(10,476)

Income tax benefit	466	—	466	—

Net loss	(1,662)	(1,931)	(6,852)	(10,476)

Accretion of redeemable convertible preferred stock	(298)	—	(1,159)	(225)

Net loss applicable to common stockholders	$(1,960)	$(1,931)	$(8,011)	$(10,701)

Basic and diluted net loss per common share	$(0.44)	$(0.02)	$(1.81)	$(0.17)

Weighted average common shares outstanding	4,439	79,114	4,429	63,315

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2007

Cash and cash equivalents	$974	$5,790
Marketable securities	—	16,911
Other current assets	73	556
Property and equipment, net	841	1,296
Other assets	664	270
Total assets	$2,552	$24,823

Current liabilities	$5,927	$2,447
Long-term liabilities	635	188
Deferred revenue, less current portion	—	650
Redeemable convertible preferred stock	16,716	—
Stockholders’ equity (deficit)	(20,726)	21,538
Total liabilities and stockholders’ equity	$2,552	$24,823